Exhibit 10.3

$343,500,000

TERM LOAN AGREEMENT

dated as of November 1, 2012

by and among

DCP MIDSTREAM PARTNERS, LP,

as Parent,

DCP MIDSTREAM OPERATING, LP,

as Borrower,

the Lenders referred to herein,

as Lenders,

SUNTRUST BANK,

as Administrative Agent,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agents

and

SUNTRUST ROBINSON HUMPHREY INC.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

J.P. MORGAN SECURITIES LLC

as Joint Lead Arrangers and Joint Book Managers

EXHIBITS

Exhibit A	—	Form of Term Loan Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Notice of Account Designation
Exhibit D	—	Form of Notice of Prepayment
Exhibit E	—	Form of Notice of Conversion/Continuation
Exhibit F	—	Form of Officer’s Compliance Certificate
Exhibit G	—	Form of Assignment and Assumption
Exhibit H-1	—	U.S. Tax Compliance Certificate (Form 1)
Exhibit H-2	—	U.S. Tax Compliance Certificate (Form 2)
Exhibit H-3	—	U.S. Tax Compliance Certificate (Form 3)
Exhibit H-4	—	U.S. Tax Compliance Certificate (Form 4)
Exhibit I	—	Form of Joinder Agreement
Exhibit J	—	Form of Rating Agency Designation

SCHEDULES

Schedule 8.5	—	Transactions with Affiliates

TERM LOAN AGREEMENT, dated as of November 1, 2012, by and among DCP MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Parent”), DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership (the “Borrower”), the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof (collectively with the lenders party hereto, the “Lenders”) and SUNTRUST BANK, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend a term loan facility to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of property or assets (other than capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) of, or of a business unit or division of, another Person or at least a majority of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means SunTrust, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent Fee Letter” means the fee letter agreement dated as of October 10, 2012 between the Borrower and SunTrust, as Administrative Agent.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Parent) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Agreement” means this Term Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Debt Rating:

Pricing Level	Debt Rating*	LIBOR +	Base Rate +
I	≥BBB+/Baa1/BBB+	1.000%	0.000%
II	BBB/Baa2/BBB	1.1125%	0.1125%
III	BBB-/Baa3/BBB-	1.375%	0.250%
IV	BB+/Ba1/BB+	1.500%	0.500%
V	≤BB/Ba2/BB or unrated	1.750%	0.750%

*	If any Designated Rating Agency is other than S&P, Moody’s and Fitch, then the equivalent Debt Rating given by such rating agency shall be used. If there is only one Designated Rating Agency it must be one of S&P, Moody’s or Fitch.

The Applicable Margin shall, in each case, be determined and adjusted on the date on which there is a change in the Parent’s or Borrower’s (as applicable) Debt Rating and shall be effective until a future change in such Debt Rating. In the event that there are two Debt Ratings by the Designated Rating Agencies and there is a split in Debt Ratings, the higher Debt Rating (i.e. the lower pricing) will apply unless there is more than one level between the Debt Ratings and then one level below the higher rating will apply. In the event there are three ratings by the Designated Rating Agencies and there is a split in Debt Ratings, (i) if two of the three Debt Ratings are the same, then such Debt Rating will apply and (ii) if none of the Debt Ratings are the same, the middle Debt Rating will apply. Any adjustment in the Applicable Margin shall be applicable to all Term Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means SunTrust Robinson Humphrey, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and J.P. Morgan Securities LLC each in its capacity as joint lead arranger and joint book manager, and each of its successors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means the period from the Closing Date to December 31, 2012.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the Borrower under Section 4.8 shall remain in effect, the LIBOR Market Index Rate plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Borrower” means DCP Midstream Operating, LP, a Delaware limited partnership.

“Borrower Materials” has the meaning assigned thereto in Section 7.1.

“Borrowing Date” means the date that the Borrower receives the Term Loans made by the Lenders pursuant to Section 2.1 of this Agreement.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Businesses” has the meaning set forth in Section 6.13.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within twelve (12) months from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder and (e) money market investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) as of the Closing Date, was both (x) a Lender or an Affiliate of a Lender and (y) a party to a Cash Management Agreement with any Credit Party, in each case, in its capacity as a party to such Cash Management Agreement.

“Change in Control” means as of any date, the failure of (a) the Parent to own, directly or indirectly, 100% of the equity of the Borrower or (b) DCP Midstream, LLC to own, directly or indirectly, a majority of the voting equity of the general partner of the Parent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Conflicts Committee” has the meaning ascribed thereto in the Second Amended and Restated Agreement of Limited Partnership of the Parent, as amended or restated from time to time.

“Consolidated EBITDA” means, for any period, an amount equal to (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) taxes based on or measured by income, (ii) Consolidated Interest Expense and (iii) depreciation and amortization expense plus (c) the amount of cash dividends actually received during such period by the Parent and its Subsidiaries on a consolidated basis from unconsolidated subsidiaries of the Parent or other Persons plus (d) the amount collected during the period from capital lease arrangements with Affiliates of the Parent or the Borrower to the extent not already recognized in Consolidated Net Income minus (e) to the extent included in determining Consolidated Net Income for such period, equity in earnings from unconsolidated subsidiaries of the Parent.

For purposes of the foregoing clauses (a) and (b), Consolidated Net Income and consolidated expenses shall be adjusted with respect to net income and expenses of non-wholly-owned consolidated Subsidiaries to reflect only the Credit Parties’ pro rata ownership interest therein.

“Consolidated Indebtedness” means, without duplication, (a) all Indebtedness of the Parent and its Subsidiaries on a consolidated basis (excluding the face amount of Hybrid Securities outstanding at such date) minus (b) the principal amount of Cash Equivalents that secure “lakehead type” term loans incurred as part of a tax optimization strategy on terms reasonably acceptable to the Administrative Agent in an amount not to exceed $500,000,000 at any one time. For purposes of the foregoing, (i) Indebtedness of a non-wholly owned Subsidiary shall be included in the calculation of Consolidated Indebtedness only to the extent of the Credit Parties’ proportional interest therein, unless such Indebtedness is recourse to the Credit Parties (in which case, the full amount of such Indebtedness that is recourse to the Credit Parties shall be included in the calculation of Consolidated Indebtedness) and (ii) Indebtedness related to the propane inventory held at the Chesapeake terminal and the Providence terminal (or any additional marine terminals subject to the consent of the Administrative Agent) up to a maximum amount of $75 million at any one time, shall, if subject to delivery contracts, be excluded from the calculation of Consolidated Indebtedness (valuations to occur quarterly based on the propane price quoted on the most recent bill of lading with respect to the gallons then on hand).

“Consolidated Interest Expense” means interest expense as would appear on a consolidated statement of income of the Parent and its Subsidiaries prepared in accordance with GAAP. For purposes of the foregoing, interest expense of a non-wholly owned subsidiary shall be included in the calculation of Consolidated Interest Expense only to the extent of the Credit Parties’ proportional interest therein, unless the Indebtedness giving rise to such interest expense is recourse to the Credit Parties.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated Indebtedness (excluding letters of credit that do not support Indebtedness) on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income shall not include (i) extraordinary gains or extraordinary losses, (ii) net gains and losses in respect of dispositions of assets other than in the ordinary course of business, (iii) gains or losses attributable to write-ups or write-downs of assets, including hedging and derivative activities in the ordinary course of business and (iv) the cumulative effect of a change in accounting principles, all as reported in the Parent’s consolidated statement(s) of income for the relevant period(s) prepared in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Parent and its Subsidiaries after deducting therefrom the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Parent and its Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debt Issuance” shall mean the issuance of any borrowed money Indebtedness by any Credit Party or any of its Subsidiaries with a maturity date subsequent to the Term Loan Maturity Date other than any borrowings by the Borrower under the Revolving Credit Agreement.

“Debt Rating” means, the long-term senior unsecured, non-credit enhanced debt rating of the Parent or the Borrower, as applicable, by the Designated Rating Agencies. For all purposes of this Agreement, in the event that both the Parent and the Borrower are rated by one or more Designated Rating Agencies, the term “Debt Rating” shall mean the Debt Rating of the Parent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 9.1 which with the passage of time, the giving of notice or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Term Loans required to be funded by it hereunder within two Business Days following the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days following the date when due, (b) has notified the Borrower, the Administrative Agent or any other Lender in writing or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder, (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it has committed to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Rating Agencies” shall mean up to any three of S&P, Moody’s, Fitch or any other rating agency selected by the Parent which is recognized by the SEC and identified by the Parent from time to time in a Rating Agency Designation and “Designated Rating Agency” shall mean any one of the foregoing. Until such time as the Parent shall have delivered a Rating Agency Designation to the Administrative Agent, the Designated Rating Agencies shall be S&P and Fitch.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by a Credit Party (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Duration Fees” has the meaning assigned thereto in Section 4.3(a).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.10 (b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Term Loan Agreement” means that certain term loan agreement among the Borrower, the Parent, the guarantors party thereto, SunTrust, as administrative agent and as a lender, and the other lenders party thereto, dated as of July 2, 2012.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to any applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure (other than as a result of a Change in Law) to comply with Section 4.11(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means (a) the Joint Fee Letter and (b) the Administrative Agent Fee Letter.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31, 2011.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, subject to Section 1.2(a) and, with respect to Section 7.10, subject to Section 11.9.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Guaranteed Hedge Agreement” means any Hedge Agreement permitted under Article VIII, in each case that is entered into by and between any Credit Party and any Hedge Bank.

“Guarantors” means, collectively, the Parent and any Subsidiary Guarantor.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” means any Person that (a) at the time it enters into a Hedge Agreement permitted under Article VIII, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) as of the Closing Date, was both (x) a Lender or an Affiliate of a Lender and (y) a party to a Hedge Agreement permitted under Article VIII with any Credit Party, in each case, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Parent or the Borrower.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services purchased, (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to the property acquired, (d) all obligations of such Person under lease obligations which shall have been, or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) the face amount of all letter of credit indebtedness available to be drawn (other than letter of credit obligations relating to indebtedness included in Indebtedness pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (f) obligations of others secured by a Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (g) all guarantees of Indebtedness referred to in clauses (a) through (f) above, (h) all amounts payable by such Person in connection with mandatory redemptions or repurchases of preferred stock, (i) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person, (j) all Off Balance Sheet Indebtedness of such Person and (k) obligations (contingent or otherwise) existing or arising under any interest rate Hedge Agreement, to the extent such obligations are classified as “indebtedness” for purposes of GAAP.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Investment Grade Rating” means BBB- or better from S&P, Baa3 or better from Moody’s or BBB- or better from Fitch.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Joinder Agreement” means an agreement in the form of Exhibit I hereto and delivered in connection with Section 7.12.

“Joint Fee Letter” means the fee letter agreement dated as of October 10, 2012 among the Borrower and the Arrangers.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Term Loans.

“LIBOR” means,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Market Index Rate” means, for any day, the 30-day rate of interest per annum appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation), or another rate as agreed to by the Agent and the Borrower.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                                                      LIBOR

                                     1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Term Loan Note, the Fee Letters and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Guaranteed Hedge Agreement and any Guaranteed Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the Term Loans or any portion thereof as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole or (b) the legality, validity or enforceability of any Loan Document.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Net Cash Proceeds” means the aggregate cash and Cash Equivalents proceeds received by any Credit Party or any of its Subsidiaries in connection with a Debt Issuance, net of all direct reasonable out-of-pocket legal, accounting, underwriting, placement, consulting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Parent (other than the Borrower) that is not a Subsidiary Guarantor.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Guaranteed Hedge Agreement and (ii) any Guaranteed Cash Management Agreement and (c) all other fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Credit Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off Balance Sheet Indebtedness” means any obligation of a Person that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person, including, but not limited to, (a) any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing product of such Person, (b) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) and (c) obligations of any partnership or joint venture that is recourse to such Person.

“Officer’s Compliance Certificate” means a certificate of the chief executive officer, the chief financial officer or the treasurer of the Parent substantially in the form attached as Exhibit F.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” means DCP Midstream Partners, LP, a Delaware limited partnership.

“Participant” has the meaning assigned thereto in Section 11.10(d).

“Participant Register” has the meaning specified in Section 11.10(e).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Liens” means the Liens permitted pursuant to Section 8.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Platform” has the meaning assigned thereto in Section 7.1.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Properties” has the meaning set forth in Section 6.13.

“Public Lenders” has the meaning assigned thereto in Section 7.1.

“Qualified Acquisition” means an Acquisition by any Credit Party, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Acquisitions by any Credit Party in any rolling 12-month period, is greater than or equal to $25,000,000.

“Qualified Project” means the construction or expansion of any capital project of the Parent or any of its Subsidiaries, the aggregate capital cost of which exceeds $10,000,000.

“Qualified Project EBITDA Adjustments” shall mean, with respect to each Qualified Project:

(a) prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other reasonable factors deemed appropriate by the Administrative Agent) (which approval will be deemed to have been given by the Administrative Agent if the administrative agent under the Revolving Credit Agreement has given such approval under the Revolving Credit Agreement), which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled

Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(b) thereafter, actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by Administrative Agent pursuant to Part (a) above as the projected Consolidated EBITDA of Parent and its Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date; provided, in the event the actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by Administrative Agent pursuant to Part (a) above for such fiscal quarter, the projected Consolidated EBITDA of Parent and its Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (a) above, such amount to be approved by the Administrative Agent, which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(A) no such additions shall be allowed with respect to any Qualified Project unless:

(1) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 7.1(d) to the extent Qualified Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.10, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project; and

(2) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and

(B) the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Parent and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments).

“Rating Agency Designation” means a written notice in the form of Exhibit J provided from time to time by the Parent to the Administrative Agent setting forth up to three current Designated Rating Agencies.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning assigned thereto in Section 11.10(c).

“Regulation U or X” means Regulation U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Term Loan Commitments or, if the Term Loans have been made, any combination of Lenders holding more than fifty percent (50%) of the outstanding Term Loans; provided that the Term Loan Commitment of, or the portion of the Term Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of calculating the Required Lenders.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to Capital Stock of a Credit Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to a Credit Party’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or assets for any of the foregoing.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of November 10, 2011, among the Borrower, the Parent, the lenders party thereto and Wells Fargo Bank, National Association as administrative agent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent.

“Subsidiary Guarantors” means, collectively, any direct and indirect Subsidiaries of the Parent (other than the Borrower) that become a Guarantor hereunder pursuant to Section 7.12.

“SunTrust” means SunTrust Bank and its successors.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto, other than any interest, fines, additions to tax or penalties that are owing by any Recipient as a result of such Recipient’s gross negligence or willful misconduct.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a Term Loan to the Borrower hereunder on the requested funding date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loans in the aggregate principal amount set forth next to each Lender’s name on the Register. The aggregate Term Loan Commitments of all Lenders on the Closing Date is $343,500,000.

“Term Loan Facility” means the term loan facility established pursuant to Article II.

“Term Loan Maturity Date” means the first to occur of (a) the second anniversary of the Borrowing Date (but no later than December 31, 2014), or (b) the date of acceleration of the Term Loans pursuant to Section 9.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Term Loan made by such Lender, substantially in the form attached as Exhibit A, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, as to any Lender, (a) prior to the Term Loans being made, the ratio of (i) the amount of the Term Loan Commitment of such Lender to (ii) the Term Loan Commitments of all the Lenders and (b) after the Term Loans are made, the ratio of (i) the outstanding principal balance of the Term Loan of such Lender to (ii) the aggregate outstanding principal balance of all Term Loans of all of the Lenders.

“Term Loans” means, collectively, the term loans made to the Borrower by the Lenders pursuant to Section 2.1 and “Term Loan” means the term loan made by an individual Lender as part of the Term Loans.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.11(f).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Parent and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Parent and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.1 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.2 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(a), except as otherwise specifically prescribed herein (including as prescribed by Section 11.9). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Calculations. Notwithstanding anything in this Agreement to the contrary:

(i) For purposes of calculating compliance with the financial covenant set forth in Section 7.10 hereof, with respect to all Acquisitions subsequent to the Closing Date, Consolidated EBITDA, Consolidated Interest Expense and Consolidated Indebtedness with respect to such newly acquired assets shall be calculated on a pro forma basis as if such acquisition had occurred at the beginning of the applicable twelve month period of determination.

(ii) For purposes of calculating compliance with the financial covenant set forth in Section 7.10 hereof, Consolidated EBITDA may include, at Parent’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.

SECTION 1.3 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.4 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

TERM LOAN FACILITY

SECTION 2.1 Term Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a Term Loan to the Borrower in a single advance during the Availability Period in a principal amount equal to such Lender’s Term Loan Commitment. Amounts repaid on the Term Loans may not be reborrowed. The Term Loans may consist of Base Rate Loans or LIBOR Rate Loans or a combination thereof, as further provided herein.

SECTION 2.2 [Reserved].

SECTION 2.3 Procedure for Advance of Term Loan. During the Availability Period (or, in the discretion of the Lenders and subject to a funding indemnity letter, prior to the Closing Date), the Borrower shall have the right to give the Administrative Agent a one time irrevocable written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) prior to 11:00 a.m. (i) on the requested funding date if the Borrower is requesting that the Term Loans be made as Base Rate Loans or (ii) at least two (2) Business Days prior to the requested funding date if the Borrower is requesting that the Term Loans be made as LIBOR Rate Loans. Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. on the requested funding date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of the Term Loan to be made by such Lender. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the accounts designated by the Borrower in the notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of the Term Loans requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Term Loan Percentage of the Term Loans.

SECTION 2.4 Repayment and Prepayment of Term Loans.

(a) Repayment on Term Loan Maturity Date. The Borrower hereby agrees to repay the outstanding principal amount of all Term Loans in full on the Term Loan Maturity Date, together with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments. Within five (5) Business Days after the receipt by the Borrower of the Net Cash Proceeds of any Debt Issuance, the Borrower shall, after the payment in full of the amount of any term loans outstanding under the Existing Term Loan Agreement, prepay any outstanding Term Loans in an amount equal to the lesser of (x) the Net Cash Proceeds from such Debt Issuance and (y) the total principal amount of the then outstanding Term Loans and accrued interest thereon.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 2:00 p.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans and $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans A Notice of Prepayment received after 2:00 p.m. shall be deemed received on the next Business Day. Notwithstanding the foregoing, any Notice of a Prepayment delivered in connection with any refinancing of all of the Term Loan Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).

(d) Application of Payments; Applicability of Section 4.9. Each repayment or prepayment pursuant to this Section shall be applied to the outstanding Term Loans pro rata among all the Lenders, shall be subject to Section 4.9 hereof and may not be reborrowed.

(e) Hedge Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement.

SECTION 2.5 Permanent Reduction of the Term Loan Commitment.

(a) Voluntary Reduction. At any time prior to the date that the Borrower has delivered the Notice of Borrowing to the Administrative Agent, the Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Term Loan Commitment or (ii) portions of the Term Loan Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Term Loan Commitment shall be applied to the Term Loan Commitment of each Lender according to its Term Loan Commitment Percentage.

(b) Termination of Term Loan Facility. The Term Loan Facility shall terminate on the Term Loan Maturity Date; provided, however, that if the Borrower has not delivered to the Administrative Agent a Notice of Borrowing before the expiration of the Availability Period, the Term Loan Facility shall terminate upon the expiration of the Availability Period.

ARTICLE III

[RESERVED]

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time the Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Term Loan Maturity Date; and

(v) there shall be no more than three (3) Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 9.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (e), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document, and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing with the fiscal quarter ending December 31, 2012 and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of any outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (A) on the date requested for a conversion of a LIBOR Rate Loan to a Base Rate Loan, or (B) three (3) Business Days before the day on which a proposed continuation of such a LIBOR Rate Loan or conversion of a Base Rate Loan into a LIBOR Rate Loan is to be effective specifying (w) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (x) the effective date of such conversion or continuation (which shall be a Business Day), (y) the principal amount of such Loans to be converted or continued, and (z) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 4.3 Fees.

(a) Duration Fees. If any principal amount of the Term Loans is outstanding on the six-month anniversary of the Closing Date or the 12-month anniversary of the Closing Date, respectively, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a one-time non-refundable duration fee (the “Duration Fees”) in an amount equal to: (i) 0.125% of the aggregate principal amount of the Term Loans outstanding on the six-month anniversary of the Closing Date and (ii) 0.200% of the aggregate principal amount of the Term Loans outstanding on the 12-month anniversary of the Closing Date. The amount of the Duration Fees shall be subject to Section 4.15(a)(iii), and shall be payable on the six-month anniversary of the Closing Date and the twelve-month anniversary of the Closing Date, as applicable. The Duration Fees shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Term Loan Percentages.

(b) Other Fees. The Borrower shall pay to the Administrative Agent and the Arrangers, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letters. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 4.4 Manner of Payment.

(a) Sharing of Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Term Loan Percentage of such payment and shall wire advice of the amount of such credit to each Lender.

Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b) Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a).

SECTION 4.5 Evidence of Indebtedness.

The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. The Administrative Agent will make reasonable efforts to maintain the accuracy of the accounts and records referred to in this subsection and to promptly update such records and accounts from time to time, as necessary. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Loan Note which shall evidence such Lender’s Term Loans, in addition to such accounts or records. Each Lender may attach schedules to its Term Loan Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender in the case of (i) Base Rate Loans, one (1) hour prior to the proposed time of the borrowing of the Term Loans and (ii) LIBOR Rate Loans, prior to the proposed date of the borrowing of the Term Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the Administrative Agent shall be entitled to recover from such Lender forthwith on demand such corresponding amount, together with interest thereon, at the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefore, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with interest at the rate specified for such borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Term Loans. The obligations of the Lenders under this Agreement to make the Term Loans are several and are not joint or joint and several. The failure of any Lender to make available its Term Loan Percentage of the Term Loans requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Term Loan Percentage of the Term Loans available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Term Loan Percentage of the Term Loans available on the borrowing date.

SECTION 4.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to the LIBOR Market Index Rate or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to the LIBOR Market Index Rate or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and have given notice to the Administrative Agent of such, which notice shall be accompanied by the calculations by which such determination was made by such Required Lenders, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Market Index Rate and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Market Index Rate shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to the LIBOR Market Index Rate as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to the LIBOR Market Index Rate, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to the LIBOR Market Index Rate as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which arises or is attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. Such loss or expense shall be deemed to be the excess, if any, as determined by the relevant Lender of (A) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan if such event had not occurred at the LIBOR Rate applicable to such LIBOR Rate Loan for the period from the date of such event to the last day of the then current Interest Period therefore (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Rate Loan) over (B) the amount of interest that would accrue on the principal amount of such LIBOR Rate Loan for the same period if the LIBOR Rate were set on the date such LIBOR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such LIBOR Rate Loan. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be submitted by such Lender to the Borrower (with a copy to the Administrative Agent) and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended by, any Lender (except any reserve requirement reflected in the LIBOR Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient (accompanied by the calculations by which such determination was made), the Borrower shall pay to any such Lender or other Recipient, as the case may be, within ten (10) days after the date that the Borrower receives such written request, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of such Lender’s obligations under this Agreement, the Term Loan Commitment of such Lender or the Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender (accompanied by the calculations by which such determination was made) the Borrower shall pay to such Lender within ten (10) days after the date that the Borrower received such request, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, with calculations set forth in paragraphs (a) or (b), and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11 Taxes.

(a) [Reserved];

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after receipt by the Borrower of demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, accompanied by the calculations by which such determination was made by such Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.11(f)(A), (B) and (D) below) otherwise required as a result of a Change in Law, shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such party will make such payment to the relevant indemnifying party within ten (10) days after the party has determined that it owes amounts to the indemnifying party pursuant to the first sentence of this paragraph (g). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Indemnification of the Administrative Agent. Each Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h). The agreements in paragraph this (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iii) such assignment does not conflict with Applicable Law; and

(iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.13 [Reserved].

SECTION 4.14 [Reserved].

SECTION 4.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of the Term Loans in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of the Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) the Term Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Term Loan Commitments at the time the Term Loans were made. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive a Duration Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Term Loan Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1 Conditions to Closing and Term Loans. The obligations of the Lenders to close this Agreement and to make the Term Loans, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Term Loan Note in favor of each Lender requesting a Term Loan Note and the Fee Letters, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Parent, on behalf of the Credit Parties, to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects and except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default will have occurred and be continuing; (D) since December 31, 2011, no event has occurred or condition arisen, either individually or in the aggregate, that has had a Material Adverse Effect; (E) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.1 and Section 5.2.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of limited partnership or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation, (B) the limited partnership agreement or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the general partner (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, partner and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(d) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received (A) the audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2011 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2012 and related unaudited interim statements of income and retained earnings.

(ii) [Reserved].

(iii) Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that after giving effect to the transactions contemplated by this Agreement, each Credit Party and each Subsidiary thereof is each Solvent.

(iv) Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(e) Miscellaneous.

(i) Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

(ii) PATRIOT Act, etc. The Parent and the Borrower shall have provided to the Administrative Agent and the Lenders (A) the documentation and other information requested by the Administrative Agent and any Lender in order to comply with the requirements of the PATRIOT Act, (B) the documentation and other information requested by the Administrative Agent in order to comply with all “know your customer” requirements and (C) all anti-money laundering documentation reasonably requested by the Administrative Agent.

(iii) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(iv) Term Loan Commitments. The aggregate amount of Term Loan Commitments of all Lenders on the Closing Date shall be equal to $343,500,000.

Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2 Conditions to borrowing of Term Loans. The obligations of the Lenders to make the Term Loans or convert or continue any Term Loan are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation or conversion date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing on the borrowing, continuation or conversion date with respect to the Term Loans or after giving effect to the Term Loans being made, continued or converted on such date.

(c) Notices. The Administrative Agent shall have received the Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3 or Section 4.2, as applicable, including, without limitation, the requirement in Section 2.3 that the Notice of Borrowing must be delivered within the Availability Period.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make the Term Loans, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.2, that:

SECTION 6.1 Organization and Good Standing. Each Credit Party (a) is a limited partnership, limited liability company or a corporation duly formed, validly existing and in good standing under the laws of the state of its formation, (b) is duly qualified and in good standing and authorized to do business in every jurisdiction except where the failure to so qualify would have or be reasonably expected to have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

SECTION 6.2 Due Authorization. Each Credit Party (a) has the requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary corporate, partnership or limited liability company action to execute, deliver and perform this Agreement and the other Loan Documents.

SECTION 6.3 No Conflicts. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by any Credit Party will (a) violate or conflict with any provision of its organizational documents, (b) materially violate, contravene or conflict with any law, regulation (including without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) materially violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound or (d) result in or require the creation of any Lien upon or with respect to its properties.

SECTION 6.4 Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other Loan Documents that has not been obtained.

SECTION 6.5 Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party which is a party thereto enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

SECTION 6.6 Financial Condition. The financial statements delivered to the Lenders pursuant to Section 7.1(a) and (b): (i) have been prepared in accordance with GAAP (subject to the provisions of Section 1.2) and (ii) present fairly the financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of such date and for such periods (subject, in the case of interim statements, to normal year end adjustments and the absence of footnotes).

SECTION 6.7 Taxes. Each Credit Party and each of its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except (a) for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (b) where such nonfiling or nonpayment would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 6.8 Employee Benefit Matters.

(a) [Reserved];

(b) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply would not have or be reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that would not have or be reasonably expected to have a Material Adverse Effect;

(c) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d) Except where the failure of any of the following representations to be correct would not have or be reasonably expected to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e) No Termination Event has occurred or is reasonably expected to occur;

(f) Except where the failure of any of the following representations to be correct in all material respects would not have or be reasonably expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

(g) No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 6.9 Compliance with Law. Each Credit Party and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, decrees and requirements of Governmental Authorities applicable to it or to its properties (including, without limitation, the Code and Environmental Laws), except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or such failure to comply would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 6.10 Use of Proceeds; Margin Stock. The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.7. None of such proceeds will be used for the purpose of (a) purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X, (b) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock”, (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X or (d) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

SECTION 6.11 Government Regulation. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

SECTION 6.12 Solvency. Each Credit Party is and, after the consummation of the transactions contemplated by this Agreement, will be Solvent.

SECTION 6.13 Environmental Matters. Except as would not result or be reasonably expected to result in a Material Adverse Effect: (a) each of the properties of the Credit Parties (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, (b) there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Credit Parties (the “Businesses”), and (c) there are no conditions relating to the Businesses or Properties that would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

SECTION 6.14 [Reserved].

SECTION 6.15 Litigation. There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of a Credit Party, threatened against such Credit Party which (a) are likely to be decided adversely against such Credit Party and (b) if so decided would reasonably be expected to have a Material Adverse Effect.

SECTION 6.16 Material Contracts. Each Credit Party and each of its Subsidiaries is in compliance with all contracts necessary for the ongoing operation and business of such Credit Party or Subsidiary in the ordinary course except where the failure to comply would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 6.17 Anti-Terrorism Laws. Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 11.17(b)). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

SECTION 6.18 Compliance with OFAC Rules and Regulations. No Credit Party nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (iii) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of the Term Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION 6.19 Compliance with FCPA. Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties and their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Agreement is in effect and until the all of the Obligations under the Loan Documents (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated:

SECTION 7.1 Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent for further distribution to each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 95 days after the close of each fiscal year of the Parent, a consolidated balance sheet of the Parent as of the end of such fiscal year, together with a related consolidated income statement and related statements of cash flows, capitalization and retained earnings for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be audited by independent certified public accountants of recognized national standing and whose opinion, which shall be furnished to the Administrative Agent, shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur); provided, that the Parent’s Form 10-K Annual Report as filed with the SEC, without exhibits, will satisfy the requirements of this Section 7.1(a).

(b) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the close of each fiscal quarter of the Parent (other than the fourth fiscal quarter) a consolidated balance sheet of the Parent as of the end of such fiscal quarter, together with a related consolidated income statement and related statement of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, and accompanied by a certificate of a Responsible Officer of the Parent to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year end audit adjustments to same; provided, that the Parent’s Form 10-Q Quarterly Report as filed with the SEC, without exhibits, will satisfy the requirements of this Section 7.1(b).

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Responsible Officer of the Parent, substantially in the Form of Exhibit F, (i) demonstrating compliance with the financial covenant contained in Section 7.10 by calculation thereof as of the end of each such fiscal period, beginning with the fiscal quarter ending September 30, 2012 (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Parent or the Borrower proposes to take with respect thereto, (iii) setting forth the amount of Off Balance Sheet Indebtedness of the Parent and its Subsidiaries as of the end of each such fiscal period, (iv) [reserved], (v) providing information to evidence compliance with Sections 7.12, 8.2(m), 8.2(n), 8.2(o) and 8.4(h) and (vi) providing such other information to evidence compliance with this Agreement as reasonably requested by the Administrative Agent; provided, however, that if at the time that the Borrower is required to deliver a certificate under this Section 7.1(c), (A) each of the Lenders is a party to the Revolving Credit Agreement, and if the Borrower is timely delivering to the administrative agent under the Revolving Credit Agreement a certificate of a Responsible Officer that contains the information required in this Section 7.1(c), or (B) if each of the Lenders is not a party to the Revolving Credit Agreement but is a party to the Existing Term Loan Agreement, and if the Borrower is timely delivering to the administrative agent under the Existing Term Loan Agreement a certificate of a Responsible Officer that contains the information required in this Section 7.1(c), then the Borrower shall not be required to deliver to the Administrative Agent the certificate required under this Section 7.1(c).

(d) Reports. Promptly upon transmission or receipt thereof, copies of any material filings and registrations with, and reports to or from, the SEC, or any successor agency.

(e) Notices. Within five Business Days after any officer of a Credit Party with responsibility relating thereto obtains knowledge thereof, such Credit Party will give written notice to the Administrative Agent immediately of (i) the occurrence of a Default or Event of Default, specifying the nature and existence thereof and what action such Credit Party proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to a Credit Party: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Credit Party the claim of which is likely to be decided adversely to such Credit Party and, if adversely determined, would have or would be reasonably expected to have a Material Adverse Effect or (B) the institution of any proceedings against such Credit Party with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law) that is likely to be decided adversely to such Credit Party and, if adversely decided, would have a Material Adverse Effect.

(f) ERISA. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice) (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(g) Debt Rating Changes. Upon any change in its Debt Rating, the Parent shall promptly deliver such information to the Administrative Agent.

(h) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 7.2 Preservation of Existence and Franchises.

Each Credit Party will, and will cause each Subsidiary to, do all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority; provided, however, that, subject to Section 8.3, a Credit Party shall not be required to preserve any such existence, right or franchise if it in good faith determines that preservation thereof is no longer necessary or desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Lenders.

SECTION 7.3 Books and Records.

Each Credit Party will keep, and will cause each of its Subsidiaries to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

SECTION 7.4 Compliance with Law.

Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all laws (including, without limitation, all Environmental Laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, unless (a) the failure to comply would not have or be reasonably expected to have a Material Adverse Effect or (b) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

SECTION 7.5 Payment of Taxes and Other Indebtedness.

Each Credit Party will, and will cause each of its Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due; provided, however, that a Credit Party shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which (i) is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP or (ii) the nonpayment of which would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 7.6 Maintenance of Property; Insurance.

(a) Each Credit Party will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Each Credit Party will, and will cause each of its Subsidiaries to, maintain (either in the name of such Credit Party or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided, that self insurance by a Credit Party or any such Subsidiary shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties in the same general areas in which such Credit Party or such Subsidiary operates self insure.

SECTION 7.7 Use of Proceeds.

The proceeds of the Term Loans may be used to fund a portion of the purchase price of the South and Central Texas gathering and processing fractional ownership interest drop down, and for general partnership purposes of the Credit Parties.

SECTION 7.8 Audits/Inspections.

Upon reasonable notice and during normal business hours, each Credit Party will, and will cause its Subsidiaries to, permit representatives appointed by the Administrative Agent (or upon the occurrence and during the continuance of an Event of Default, any Lender), including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Credit Parties’ and their Subsidiaries’ property, including their books and records, their accounts receivable and inventory, the Credit Parties’ and their Subsidiaries’ facilities and their other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Administrative Agent (or upon the occurrence and during the continuance of an Event of Default, any Lender) or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of each Credit Party and its Subsidiaries.

SECTION 7.9 Maintenance of Ownership.

Each Credit Party will maintain ownership of all Capital Stock of any Subsidiary that becomes a Credit Party pursuant to Section 7.12, directly or indirectly, free and clear of all Liens except as permitted by Section 8.3 and Section 8.4.

SECTION 7.10 Financial Covenant.

The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Parent, shall be less than or equal to 5.00 to 1.0; provided that subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition (including the fiscal quarter in which such acquisition is consummated), shall be less than or equal to 5.50 to 1.0.

SECTION 7.11 Material Contracts.

Each Credit Party will comply, and will cause its Subsidiaries to comply, with all contracts necessary for the ongoing operation and business of such Credit Party or Subsidiary in the ordinary course, except where the failure to comply would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 7.12 Additional Guarantors.

If any Subsidiary of the Parent (other than the Borrower) shall have guaranteed other Indebtedness of the Borrower, the Borrower shall promptly notify the Administrative Agent and shall, within thirty (30) days thereof (A) cause such Subsidiary, or Subsidiaries as the case may be, to become a “Guarantor” pursuant to a Joinder Agreement in the form of Exhibit I and to execute and deliver such other documents as requested by the Administrative Agent and (B) deliver to the Administrative Agent documents of the types referred to Section 5.1(b) as well as opinions of counsel to such Subsidiary or Subsidiaries (which shall cover, among other things, legality, validity, binding effect and enforceability), all in form, content and scope satisfactory to the Administrative Agent. If such Subsidiary is thereafter released from its guarantee of the other Indebtedness described above, it shall provide notice of such to the Administrative Agent, along with evidence reasonably necessary to confirm such release, and the Administrative Agent shall, at the Borrower’s expense, for itself and on behalf of the Lenders, take such actions as reasonably requested to release such Subsidiary from its guarantee hereunder.

SECTION 7.13 Compliance with ERISA.

In addition to and without limiting the generality of Section 7.4, (a) except where the failure to so comply would not have, individually or in the aggregate, or be reasonably expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Agreement is in effect and until the all of the Obligations under the Loan Documents (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated:

SECTION 8.1 Nature of Business.

No Credit Party will, nor will it permit any of its Subsidiaries to (whether now owned or acquired or formed subsequent to the Closing Date), materially alter the character of their business on a consolidated basis from the midstream energy business.

SECTION 8.2 Liens.

No Credit Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it or any of its Subsidiaries, except for the following:

(a) Liens in favor of the Lenders securing Indebtedness under this Agreement.

(b) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by this Section 8.2; provided, that the principal amount of such Indebtedness is not increased (other than to provide for the payment of any underwriting discounts and fees related to any refinancing Indebtedness as well as any premiums owed on and accrued and unpaid interest related to the original Indebtedness) and is not secured by any additional assets.

(c) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP.

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and interest owners of oil and gas production and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP.

(e) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts.

(f) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property.

(g) Liens with respect to judgments and attachments which do not result in an Event of Default.

(h) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business.

(i) rights of first refusal entered into in the ordinary course of business.

(j) Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of a Credit Party or any Subsidiary or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by a Credit Party or any such Subsidiary, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations.

(k) Liens on deposits required by any Person with whom a Credit Party or any Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business.

(l) other Liens, including Liens imposed by Environmental Laws, arising in the ordinary course of its business which (i) do not secure Indebtedness (other than Liens on cash and cash equivalents that secure letters of credit), (ii) do not secure any obligation in an amount exceeding $10,000,000 at any time and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business.

(m) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower, the Parent or any Subsidiary and not created in contemplation of such event; provided, that the aggregate Indebtedness secured by such Liens, when aggregated with the aggregate Indebtedness secured by Liens permitted pursuant to Section 8.2(n), shall not at any time exceed 50% of Consolidated EBITDA for the four consecutive fiscal quarter period most recently ended.

(n) any Lien existing on any asset prior to the acquisition thereof by the Borrower, the Parent or any Subsidiary and not created in contemplation of such acquisition; provided, that the aggregate Indebtedness secured by such Liens, when aggregated with the aggregate Indebtedness secured by Liens permitted pursuant to Section 8.2(m), shall not at any time exceed 50% of Consolidated EBITDA for the four consecutive fiscal quarter period most recently ended.

(o) Liens on cash or Cash Equivalents that secure “lakehead type” term loans, to the extent permitted by Section 8.6.

(p) other Liens securing Indebtedness or obligations in an amount not to exceed, in the aggregate, at any one time 15% of Consolidated Net Tangible Assets; provided, for purposes of this Section 8.2(o), with respect to any such secured Indebtedness of a non-wholly-owned Subsidiary of the Parent or Borrower with no recourse to any Credit Party or any wholly-owned Subsidiary thereof, only that portion of such Indebtedness reflecting Parent’s pro rata ownership interest therein shall be included in calculating compliance herewith.

Notwithstanding anything above, collateral securing “lakehead type” term loans (A) shall consist of cash or Cash Equivalents and (B) shall not include investments with a Lender or an Affiliate of a Lender.

SECTION 8.3 Consolidation and Merger.

A Credit Party will not, and will not permit any of its Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that: (i) a Person (including a Subsidiary of the Borrower but not the Borrower) may be merged or consolidated with or into the Borrower or the Parent so long as (A) the Borrower or the Parent, as the case may be, shall be the continuing or surviving entity, (B) no Default or Event of Default shall exist or be caused thereby, (C) the Parent or the Borrower, as applicable, is not downgraded by a Designated Rating Agency as a result of such transaction to a rating below an Investment Grade Rating (or equivalent rating if the Parent or the Borrower, as applicable, has selected a Designated Rating Agency other than S&P, Moody’s or Fitch), as applicable and (D) the Borrower or the Parent, as applicable, remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect and (ii) a Subsidiary of the Parent (other than the Borrower) may merge with or into another Subsidiary of the Parent or any other Person; provided that if one of such Subsidiaries is a Guarantor, the surviving entity must be a Guarantor.

SECTION 8.4 Dispositions.

A Credit Party will not make, nor permit its Subsidiaries to make any Disposition except:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of a Credit Party and its Subsidiaries that are Disposed of in the ordinary course of business;

(c) Dispositions of assets to a Credit Party;

(d) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(e) Dispositions of licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of a Credit Party and its Subsidiaries;

(f) Dispositions of Cash Equivalents for fair market value;

(g) Dispositions in which: (i) the assets being disposed are used simultaneously in exchange for replacement assets or (ii) the net proceeds thereof are either (A) reinvested within 365 days from such Disposition in assets to be used in the ordinary course of the business of the Parent and its Subsidiaries and/or (B) used to permanently reduce the Revolving Credit Commitments (as defined in the Revolving Credit Agreement) on a dollar for dollar basis.

(h) other Dispositions not exceeding in the aggregate for all Credit Parties and their Subsidiaries 10% of Consolidated Net Tangible Assets in any fiscal year measured as of the date of determination.

SECTION 8.5 Transactions with Affiliates.

A Credit Party will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than another Credit Party) unless any and all such transactions between a Credit Party and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than another Credit Party) on the other hand, shall be on an arms length basis and on terms no less favorable to such Credit Party or such Subsidiary than could have been obtained from a third party who was not an officer, director, employee or Affiliate (other than another Credit Party); provided, that the foregoing provisions of this Section shall not (a) prohibit a Credit Party and each Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit a Credit Party or a Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit a Credit Party or a Subsidiary from engaging in a transaction or transactions that are not on an arms length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arms length basis and are on terms as favorable as could have been obtained from a third party, (d) prohibit a Credit Party or a Subsidiary from engaging in non-material transactions with any Credit Party that are not on an arms length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of such Credit Party’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit a Credit Party or a Subsidiary from engaging in a transaction with an Affiliate if such transaction has been approved by the Conflicts Committee, (f) prohibit a Credit Party or a Subsidiary from entering into any of the agreements listed on Schedule 8.5 or (g) prohibit a Credit Party or a Subsidiary from compensating its employees and officers in the ordinary course of business.

SECTION 8.6 Indebtedness.

No Credit Party will, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness (other than Loans hereunder) unless at the time of the incurrence thereof, after giving effect thereto: (x) the Credit Parties are in pro forma compliance with the financial covenant set forth in Section 7.10, determined as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or (b), as applicable, and (y) no Default or Event of Default shall have occurred and be continuing.

Notwithstanding anything in this Section 8.6 to the contrary, no Subsidiary of the Parent that is not a Credit Party shall be permitted to create, incur, assume or suffer to exist any Indebtedness. The foregoing sentence shall not restrict any Indebtedness of a Person existing at the time such Person became a Subsidiary of the Parent, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Subsidiary; provided, that the principal amount of such Indebtedness is not increased at the time of any refinancing, refunding, renewal or extension thereof.

SECTION 8.7 Restricted Payments.

No Credit Party will, nor will it permit its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, during the occurrence and continuance of an Event of Default.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Payment. A Credit Party shall: (i) default in the payment when due of any principal amount of any of the Loans; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by a Credit Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. A Credit Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Section 7.1(f), 7.8, 7.10, 7.11, 7.12, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, or 8.7; or

(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), or (c)(i) of this Section 9.1) contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of at least 30 days after the earlier of (A) a Responsible Officer of a Credit Party becoming aware of such default or (B) notice of such default is given by the Administrative Agent or a Lender to the Borrower.

(d) Loan Documents. Any Loan Document shall fail to be in full force and effect or a Credit Party shall so assert or any Loan Document shall fail to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby; or

(e) Bankruptcy, etc. The occurrence of any of the following with respect to a Credit Party or a Subsidiary (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Credit Party or Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Credit Party or Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against such Credit Party or Subsidiary and such petition remains unstayed and in effect for a period of 90 consecutive days; or (iii) such Credit Party or Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) such Credit Party or Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements.

(i) With respect to any Indebtedness, including any Off Balance Sheet Indebtedness, in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $100,000,000 (other than Indebtedness outstanding under this Agreement) of a Credit Party or any Subsidiary such Credit Party or such Subsidiary shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness or fail to timely pay such Indebtedness when due, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition in this clause (B) is to cause any such Indebtedness to become due prior to its stated maturity; or

(ii) There occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Borrower is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Borrower is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by the Borrower as a result thereof is greater than the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $100,000,000 (exclusive of any amounts the validity of which are being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of the Parent or the applicable Subsidiary), unless satisfied in full within any applicable grace period.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against a Credit Party or a Subsidiary involving a liability, in the aggregate, in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000 (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 45 days.

(h) ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and are in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $25,000,000, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000.

(i) Change of Control. The occurrence of any Change of Control.

SECTION 9.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Term Loan Facility. Terminate the Term Loan Commitments and/or declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Term Loan Facility; provided, that upon the occurrence of an Event of Default specified in Section 9.1(e), the Term Loan Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) General Remedies. Exercise on behalf of the Lenders, any Cash Management Bank or any Hedge Bank all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 9.3 Rights and Remedies Cumulative; Non-Waiver, Etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.4), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any

Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 4.4, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting reasonable fees, indemnities, expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting reasonable fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including reasonable attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and payment obligations then owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for any fees provided for in this Agreement and all reasonable expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.3 and 11.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 11.3.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority.

Each of the Lenders hereby irrevocably designates and appoints SunTrust to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions, other than any provision in Section 10.6 hereof that gives the Borrower any consent or approval rights. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent, the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent and the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may resign at any time by giving no less than thirty (30) days written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (which consent shall not be required if any Event of Default has occurred and is continuing at the time of such appointment), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower, the Administrative Agent and all other parties to this Agreement, remove such Person as Administrative Agent and the Required Lenders shall have the right, subject to the consent of the Borrower (which consent shall not be required if any Event of Default has occurred and is continuing at the time of such appointment), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its prospective duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 10.9 Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be (a) a Guarantor pursuant to Section 7.12 or (b) a Subsidiary as a result of a transaction not prohibited by this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under a Subsidiary Guaranty Agreement pursuant to this Section 10.9. In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.9.

SECTION 10.10 Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.4 by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements unless the Administrative Agent has received written notice of such Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

DCP Midstream Operating, LP

370 17th St., Suite 2775

Denver, CO 80202

Attention of: Rose M. Robeson

Senior Vice President and Chief Financial Officer

Telephone No.: (303) 605-1792

Facsimile No.: (303) 633-2921

E-mail: rmrobeson@dcppartners.com

With copies to:

DCP Midstream Operating, LP

370 17th St., Suite 2775

Denver, CO 80202

Attention of: Michael S. Richards

Vice President and General Counsel

Telephone No.: (303) 633-2912

Facsimile No.: (303) 633-2921

E-mail: msrichards@dcppartners.com

If to SunTrust as Administrative Agent:

SunTrust Bank

3333 Peachtree Street, 8th Floor

Atlanta, GA 30326

Attention: Carmen Malizia

Telephone: (404) 439-7455

Email: Carmen.Malizia@suntrust.com

With copies to:

SunTrust Bank

Agency Services

303 Peachtree Street, N.E., 25th Floor

Atlanta, Georgia 30308

Attention: Doug Weltz

Telephone: (404) 221-2001

Email: agency.services@suntrust.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 11.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) without the prior written consent of the Required Lenders, amend, modify or waive (i) Section 5.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 5.2, any substantially concurrent request by the Borrower for a borrowing of Term Loans) to make Term Loans when such Lenders would not otherwise be required to do so;

(b) increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 9.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(c) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory prepayment of the Term Loans hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default;

(e) change Section 4.6 or Section 9.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f) except as otherwise permitted by this Section 11.2 change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(g) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender; or

(h) release the Parent, from any Guaranty Agreement (other than as authorized in Section 10.9), without the written consent of each Lender.

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (iii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended, the amounts owed to such Lender decreased (unless otherwise provided herein) or the payment date of any outstanding amounts owing to it extended without the consent of such Lender, and any amendment of this sentence shall require the consent of all Lenders, including any Defaulting Lenders.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.2) or any of the other Loan Documents; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Term Loan Commitment or any increase in any Lender’s Term Loan Percentage, in each case, without the written consent of such affected Lender.

SECTION 11.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent), in connection with the syndication of the Term Loan Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document as determined by a final and nonappealable judgment by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, provided that, such waiver does not limit the Borrower’s indemnification obligations under Section 11.3(b). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 11.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of its Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the

Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND CONSENT AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 11.8 [Reserved].

SECTION 11.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 11.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire amount of the assigning Lender’s Term Loan Commitment and/or the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment or, if the Term Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Term Loan Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Loan Commitment if such assignment is to a Person that is not a Lender with a Term Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower, the Parent or any of their Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Term Loan Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements of Section 4.11(f) (it being understood that the documentation required under Section 4.11(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 4.10 and 4.11, with respect to such participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant was made with the Borrower’s consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.11 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Guaranteed Hedge Agreement or Guaranteed Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Guaranteed Hedge Agreement or Guaranteed Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder,; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Loan Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility; (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 11.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Term Loan Commitments remain in effect or the Term Loan Facility has not been terminated.

SECTION 11.14 Survival.

(a) All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 11.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.17 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Term Loan Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.19 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower or such Subsidiary Guarantor in accordance with the PATRIOT Act.

SECTION 11.20 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VII or VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII or VIII, if after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VII or VIII.

SECTION 11.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

SECTION 11.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each other Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any other Arranger has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the other Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger has any obligation to disclose any of such interests to the Credit Parties and their respective Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and the other Arrangers in their capacities as such with respect to any breach or alleged breach of agency or fiduciary duty in connection with their actions in arranging the Loans and negotiating the Loan Documents.

ARTICLE XII

GUARANTY

SECTION 12.1 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Hedge Bank and each Cash Management Bank, and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Debtor Relief Laws or any comparable provisions of any applicable state law.

SECTION 12.2 Obligations Unconditional. The obligations of the Guarantors under Section 12.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against either the Borrower or any other Guarantor for amounts paid under this Section 12 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements between any Credit Party and a Hedge Bank or Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements between any Credit Party and any Hedge Bank or Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Guaranteed Hedge Agreements or such Guaranteed Cash Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements between any Credit Party and any Hedge Bank or Cash Management Bank, or any other agreement or instrument referred to in Loan Documents, Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

SECTION 12.3 Reinstatement. The obligations of the Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 12.4 Certain Additional Waivers. Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 12.2 and through the exercise of rights of contribution pursuant to Section 12.6.

SECTION 12.5 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms hereof and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

SECTION 12.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

SECTION 12.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Section 12 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

[Signature pages to follow]

The parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

BORROWER:

DCP MIDSTREAM OPERATING, LP

	By:	/s/ Rose M. Robeson
	Name:	Rose M. Robeson
	Title:	Senior Vice President and Chief Financial Officer

GUARANTOR:

DCP MIDSTREAM PARTNERS, LP

	By:	DCP Midstream GP, LP, its general partner

		By:	DCP Midstream GP, LLC, its general partner

		By:	/s/ Rose M. Robeson
		Name:	Rose M. Robeson
		Title:	Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:

SUNTRUST BANK, as Administrative Agent and Lender

	By:	/s/ Scott Mackey
	Name:	Scott Mackey
	Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

	By:	/s/Andrew Oram
	Name:	Andrew Oram
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as Lender

	By:	/s/ Helen D. Davis
	Name:	Helen D. Davis
	Title:	Vice President

Schedule 8.5

Affiliate Transactions

None.

EXHIBIT A

FORM OF TERM LOAN NOTE

            , 20

FOR VALUE RECEIVED, the undersigned, DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership (the “Borrower”), promises to pay to                      (the “Lender”), at the place and times provided in the Term Loan Agreement referred to below, the principal amount of the Term Loan made by the Lender pursuant to that certain Term Loan Agreement, dated as of November 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

The unpaid principal amount of this Term Loan Note outstanding is subject to mandatory repayment from time to time as provided in the Term Loan Agreement and shall bear interest as provided in Section 4.1 of the Term Loan Agreement. All payments of principal and interest on this Term Loan Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Term Loan Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Term Loan Agreement, to which reference is made and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Term Loan Agreement) notice of any kind with respect to this Term Loan Note.

The undersigned has executed this Term Loan Note as of the day and year first above written.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

Dated as of:

SunTrust Bank, as Administrative Agent

3333 Peachtree Street, 8th Floor

Atlanta, GA 30326

Attention: Carmen Malizia

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Term Loan Agreement dated as of November 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

1. The Borrower hereby requests that the Lenders make the Term Loans to the Borrower in the aggregate principal amount of $[            ].

2. The Borrower hereby requests that the Term Loans be made on:             . (Complete with a Business Day in accordance with Section 2.3 of the Term Loan Agreement for the Term Loans).

3. The interest rate option applicable to the requested Term Loans shall be the following, plus the Applicable Margin:

(a) the Base Rate

(b) the LIBOR Rate for an Interest Period of:

            one month

            two months

            three months

            six months

4. All of the conditions applicable to the Loans requested herein as set forth in the Term Loan Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loans.

[Signature Page Follows]

The undersigned has executed this Notice of Borrowing as of the day and year first written above.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated as of:

SunTrust Bank, as Administrative Agent

3333 Peachtree Street, 8th Floor

Atlanta, GA 30326

Attention: Carmen Malizia

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3 of the Term Loan Agreement dated as of November 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:
Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

The undersigned has executed this Notice of Account Designation as of the day and year first written above.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF PREPAYMENT

Dated as of:

SunTrust Bank, as Administrative Agent

3333 Peachtree Street, 8th Floor

Atlanta, GA 30326

Attention: Carmen Malizia

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Term Loan Agreement dated as of November 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay currently outstanding Term Loans in the amount of:             . (Complete with an amount in accordance with Section 2.4 of the Term Loan Agreement.)

2. The Loan is currently accruing interest at (check the applicable box):

☐ the LIBOR Rate

☐ the Base Rate

3. The Borrower shall repay the above-referenced Term Loans on the following Business Day:             . (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

The undersigned has executed this Notice of Prepayment as of the day and year first written above.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

Dated as of:

SunTrust Bank, as Administrative Agent

3333 Peachtree Street, 8th Floor

Atlanta, GA 30326

Attention: Carmen Malizia

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 4.2 of the Term Loan Agreement dated as of November 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

1. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Term Loan Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

	Outstanding principal balance:	$
	Principal amount to be converted:	$
	Requested effective date of conversion:	_______
Requested new Interest Period:

              one month

              two months

              three months

              six months

☐	Converting all or a portion of LIBOR Rate Loan into a Base Rate Loan

	Outstanding principal balance:	$
	Principal amount to be converted:	$
	Last day of the current Interest Period:	_______
	Requested effective date of conversion:	_______

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

	Outstanding principal balance:	$
	Principal amount to be continued:	$
	Last day of the current Interest Period:	_______
	Requested effective date of continuation:	_______
Requested new Interest Period:

            one month

            two months

            three months

            six months

[Signature Page Follows]

The undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

DCP MIDSTREAM OPERATING, LP

By:
Name:
Title:

EXHIBIT F

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

Pursuant to the terms of the Term Loan Agreement, I,             , a Responsible Officer of the Parent, hereby certify that, as of the fiscal year/quarter ending             ,             the statements below are accurate and complete in all respects (all capitalized terms used herein shall have the meanings set forth in the Term Loan Agreement dated as of November 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent).

(a) Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements/reports referred to in paragraph (c) below) demonstrating compliance by the Parent and its Subsidiaries with the financial covenant contained in Section 7.10 of the Term Loan Agreement.

(b) No Default or Event of Default exists under the Term Loan Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Parent or Borrower with respect thereto.

(c) The quarterly/annual financial statements for the fiscal period cited above, as filed with the Securities and Exchange Commission, fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP (in the case of any quarterly financial statements, subject to changes resulting from normal year-end audit adjustments).

(d) Schedule 2 attached hereto sets forth the true and correct amount of Off Balance Sheet Indebtedness of the Parent and all Subsidiaries as of the end of fiscal period cited above.

(e) The Credit Parties are in compliance with each of the covenants contained in Sections 7.12, 8.2(m), 8.2(n), 8.2(p) and 8.4(h). In connection therewith, the Borrower hereby represents and warrants the following:

1. Indebtedness secured by Liens permitted pursuant to Section 8.2(m) and Section 8.2(n) amount to [            ]% of Consolidated EBITDA.

2. Indebtedness secured by Liens permitted pursuant to Section 8.2(p) amount to [            ]% of Consolidated Net Tangible Assets.

3. Dispositions consummated during the current fiscal year pursuant to Section 8.4(h) constitute [            ]% of Consolidated Net Tangible Assets.

The undersigned has executed this Officer’s Compliance Certificate as of the day and year first written above.

DCP MIDSTREAM PARTNERS, LP

By:	DCP Midstream GP, LP, its general partner

	By:	DCP Midstream GP, LLC, its general partner

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

Calculation of Financial Covenant

($ Millions)

Compliance with Section 7.10: Consolidated Leverage Ratio

1.	Consolidated Indebtedness*	$xxx.x

2.	Consolidated EBITDA for the prior four-quarter period*	$xxx.x

3.	Consolidated Leverage Ratio (Line 1 ÷ Line 2)	x.xx

Applicable maximum Consolidated Leverage Ratio for this quarter		5.5x

Closing of the most recent Qualified Acquisition during the four quarter period ended [date]. Following a Qualified Acquisition pursuant to Section 7.10, the maximum Consolidated Leverage Ratio shall be as follows:

Quarter end following Qualified Acquisition	5.50
1st quarter following Qualified Acquisition	5.50
2nd quarter following Qualified Acquisition	5.50
3rd quarter following Qualified Acquisition (and thereafter)	5.00

Maximum Required: Line 3 shall be less than or equal to 5.00 to 1.0; provided that subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition, shall be less than or equal to 5.50 to 1.0.

*	Consolidated EBITDA, Consolidated Indebtedness and Consolidated Interest Expense calculated pursuant to section 1.2(b)(i) and/or 1.2(b)(ii) of the Term Loan Agreement

Schedule 2

to

Officer’s Compliance Certificate

[To be provided in a form acceptable to the Administrative Agent]

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees][the Assignors]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	DCP Midstream Operating, LP

[1]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.	Administrative Agent:	SunTrust Bank, as the administrative agent under the Term Loan Agreement

5.	Term Loan Agreement:	The Term Loan Agreement dated as of November 1, 2012 among DCP Midstream Operating, LP, as Borrower, the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	][4]

[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                     , 2            [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and]5 Accepted:

SUNTRUST BANK,

  as Administrative Agent

By

      Title:

[Consented to:]6

DCP MIDSTREAM OPERATING, LP

By

      Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement. May also use a Master Consent.
[6]	To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement. May also use a Master Consent.

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
	$	$	%

	$	$	%

	$	$	%

[NAME OF ASSIGNEE][10] [and is an Affiliate/Approved Fund of [identify Lender]11]

By:
Title:

[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	Add additional signature blocks, as needed.
[11]	Select as applicable.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 11.10(b)(iii), (v) and (vi) of the Term Loan Agreement (subject to such consents, if any, as may be required under Section 11.10(b)(iii) of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of November 1, 2012 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 4.11 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[ ]

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of November 1, 2012 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 4.11 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[ ]

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of November 1, 2012 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 4.11 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20[ ]

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of November 1, 2012 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 4.11 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[ ]

EXHIBIT I

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             ,             , is by and between             , a             (the “Subsidiary Guarantor”), DCP Midstream Operating, LP, a Delaware limited partnership (the “Borrower”), and SunTrust Bank, in its capacity as Administrative Agent under that certain Term Loan Agreement dated as of November 1, 2012 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”) by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Term Loan Agreement.

The Subsidiary Guarantor is required by Section 7.12 of the Term Loan Agreement to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Term Loan Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Term Loan Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Loan Documents, including without limitation (a) all of the representations and warranties set forth in Article VI of the Term Loan Agreement and (b) all of the affirmative and negative covenants set forth in Articles VII and VIII of the Term Loan Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Obligations in accordance with Article XII of the Term Loan Agreement.

2. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Term Loan Agreement and the schedules and exhibits thereto.

3. The Borrower confirms that the Term Loan Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Term Loan Agreement, shall include all obligations of the Subsidiary Guarantor under the Term Loan Agreement and under each other Loan Document.

4. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Term Loan Agreement in order to effect the purposes of this Agreement.

5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Sections 11.5 and 11.6 of the Term Loan Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BORROWER:	DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership

By:
Name:
Title:

Acknowledged, accepted and agreed:

SUNTRUST BANK,
as Administrative Agent

By:
Name:
Title:

EXHIBIT J

FORM OF RATING AGENCY DESIGNATION

TO:	SunTrust Bank, as Administrative Agent 3333 Peachtree Street, 8th Floor Atlanta, GA 30326 Attention: Carmen Malizia

RE:	Term Loan Agreement dated as of November 1, 2012 among DCP Midstream Operating, LP (the “Borrower”), DCP Midstream Partners, LP, the Guarantors party thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent (the “Administrative Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Term Loan Agreement”)

DATE:	,

1.	This Rating Agency Designation is made pursuant to the terms of the Term Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Term Loan Agreement.
2.	Please be advised that, as of the date hereof, the Borrower hereby notifies you that the current Designated Rating Agencies are:

1.	;

2.	; and*

3.	.

3.	This Rating Agency Designation shall remain effective unless and until the Administrative Agent received another Rating Agency Designation from the Borrower.

DCP MIDSTREAM OPERATING, LP

By:

Name:
Title:

*	Only one rating agency must be designated (so long as it is one of S&P, Moody’s or Fitch), although the Borrower may designate two or three if it so desires.